Exhibit 99



CONTACT:     Joe Norton, AIG
             (212) 770-3144

             Dennis C. Milewski, HSB
             (860) 722-5567




AIG'S ACQUISITION OF HSB GROUP, INC. APPROVED BY HSB SHAREHOLDERS

NEW YORK and HARTFORD, November 6, 2000 -- American International Group, Inc. (NYSE: AIG) and HSB Group, Inc. (NYSE: HSB) announced today that the shareholders of HSB have approved the acquisition of HSB by AIG. The parties expect the transaction to close later this year, upon receipt of pending regulatory approvals.

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AIG is the leading  U.S.-based  international  insurance and financial  services organization and the largest underwriter of commercial and industrial insurance in the United States. Its member companies write a wide range of commercial and personal insurance products through a variety of distribution channels in approximately 130 countries and jurisdictions throughout the world. AIG's global businesses also include financial services and asset management, including aircraft leasing, financial products, trading and market making, consumer finance, institutional, retail and direct investment fund asset management, real
estate  investment  management,   and  retirement  savings  products.   American
International Group, Inc.'s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

HSB Group, Inc., the parent company of The Hartford Steam Boiler Inspection and Insurance Company, is a global provider of specialty insurance products, engineering services, and management consulting. The Hartford Steam Boiler Inspection and Insurance Company was founded in 1866 to provide loss prevention service and insurance to businesses, industries and institutions. For more information about HSB, visit its web site at www.hsb.com.

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